American Technologies Group, Inc. Announces
Acquisition of Whitco Company, LP

Friday April 28, 4:00 pm ET

FORT LAUDERDALE, FL--(MARKET WIRE)--April 28, 2005 -- American Technologies Group, Inc. (OTC BB:ATGR.OB - News) (the "Company"), announced today that it has closed on the acquisition of certain of the assets of Whitco Company, LP, a Texas limited partnership as authorized by an April 25, 2006 order by the U.S. Bankruptcy Court of the Northern District of Texas (Fort Worth Division).

Whitco Company L.P.'s business consisted of the sale and distribution of structural steel and aluminum lighting poles across the globe. Prior to closing of the sale, Whitco Company L.P. sought protection under Chapter 11 of the United States Bankruptcy Code, and the approval of the acquisition of its remaining assets by the Company. The purchase price paid at closing for the assets consisted of the issuance of 3.75 million warrants to purchase common stock of the Company at an exercise price of $0.001 per share, the delivery of a registration rights agreement requiring the Company to register the shares issued upon the exercise of the Warrant, and the cancellation of certain debtor in possession financing provided to Whitco Company, L.P. prior to the closing by the Company. The Company has secured working capital for this new acquisition in the form of a $500,000 credit facility with Gryphon Master Fund and affiliates of Dallas, Texas.

This acquisition expands the Company's product line. According to Barry Ennis, President of North Texas Steel, Inc. indicated OThe Whitco product line is a natural extension and leverages our manufacturing capabilities without the need for significant capital expenditures.O


About American Technologies Group, Inc.

American Technologies Group, Inc., through its wholly owned subsidiary, North Texas Steel Company, Inc., is an American Institute of Steel Construction certified structural steel fabrication company and provides fabrication and detailing of structural steel components for commercial buildings, office buildings, convention centers, sports arenas, airports, schools, churches and bridges.

About Whitco Company, LP

Since 1969, Whitco Company has been a leading provider of light poles to commercial and industrial markets worldwide. Whitco provides marketing expertise and engineering knowledge to a nationwide contracted lighting representative base as well as OEM customers.



Contact:
     Media Contact:
     Erin Davis
     (954)764-4753
     American Technologies Group, Inc.